UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 1, 2019

(Date of earliest event reported)

Asure Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3700 N. Capital of Texas Hwy, Suite 350, Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

512-437-2700

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter) Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

We entered into a Consent and Amendment No. 2 to Second Amended and Restated Credit Agreement (the “Consent and Amendment No. 2”), dated January 2, 2019 (effective as of January 1, 2019), with Wells Fargo Bank, National Association   and Goldman Sachs Specialty Lending Holdings, Inc., amending and restating the terms of the Second Amended and Restated Credit Agreement dated as of March 29, 2018 (“Credit Agreement”).

Under the terms and conditions of the Consent and Amendment No. 2, the agent and required lenders have consented to our acquisition of Payroll Maxx LLC as a “permitted acquisition” and we borrowed a delayed draw term loan in the aggregate amount of $8.0 million.

The Consent and Amendment No. 2 also amends, among other things, our leverage ratio covenant to increase the maximum ratio to 6.00:1 at March 31, 2019, June 30, 2019 and September 30, 2019 and then stepping down each quarter-end thereafter through December 31, 2020, which is a change from 5.85:1 at March 31, 2019, 5.30:1 at June 30, 2019 and 5.10:1 at September 30, 2019 prior to this amendment.

The foregoing description of the Consent and Amendment No. 2 does not summarize or include all terms relating to the Consent and Amendment No. 2, and is qualified in its entirety by reference to the full text of the Consent and Amendment No. 2, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

A copy of the press release announcing the amendment of our credit agreement is attached as Exhibit 99.1 hereto.

Item 3.02 Unregistered Sales of Equity Securities

On January 2, 2019, we issued 122,850 shares of our common stock to the equity holders of Payroll Maxx LLC, a Colorado limited liability company, as part of the purchase price consideration paid in connection with the acquisition of all of the equity interests of Payroll Maxx LLC. The shares were valued at $8.14 per share, or an aggregate of $1.0 million, based on a volume weighted average of the closing prices of our common stock during a 60-day period. The issuance and sale of the shares of our common stock in connection with this acquisition are exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder.

Item 8.01.  Other Events.

Effective January 1, 2019, we, through our subsidiary Evolution Payroll Processing LLC, acquired all of the equity interests of Payroll Maxx LLC, a payroll processing company based in Omaha, Nebraska and a licensee of our Evolution software. The purchase price for this acquisition was $11.0 million, subject to adjustment, and was paid as follows:  $8.0 million in cash, which we financed through a delayed draw term loan under our credit agreement, a subordinated promissory note in favor of the holders of the equity interests in the principal amount of $2.0 million, and the issuance of 122,850 unregistered shares of our common stock. The promissory note is due on January 1, 2021 and accrues interest at a rate of 2.0%. The information set forth under Items 1.01 and 3.02 is incorporated herein by reference in its entirety.

We intend to hold an earnings call with respect to our fourth quarter and fiscal year 2018 financial results on Thursday, March 14, 2019, at 3:30 p.m. CST.

A copy of the press release announcing these events is attached as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Consent and Amendment No. 2 to Second Amended and Restated Credit Agreement, dated January 2, 2019, (but effective January 1, 2019), by and among Asure Software, Inc., the guarantors party thereto, Wells Fargo Bank, National Association, and the lenders that are parties thereto.

99.1	Press release dated January 7, 2019
99.2	Press release dated January 7, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: January 7, 2019	By:	/s/ Kelyn Brannon
Kelyn Brannon, Chief Financial Officer